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                                                                      EXHIBIT 99

CONTACT:  Barry Schwartz/212-677-8700, ext. 18

          SHAPIRO TO SUCCEED LEVY AS JUST TOYS CHIEF EXECUTIVE OFFICER,
                               EFFECTIVE JULY 1ST

NEW YORK, NY 12/16/96:
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Morton J.  Levy,  chairman  and  chief  executive  officer  of Just  Toys,  Inc.
(NASDAQ/NMS:JUST), today announced that the Just Toys board of directors has designated Barry Shapiro, currently president and chief operating officer, to succeed him as chief executive officer, effective July 1, 1997, and that he will remain chairman of the board of directors.

"Since I became Just Toys' chief executive officer in March of 1995, we have succeeded in turning the company around," stated Levy, "with both a strong management team and a solid marketing program in place."

"Barry Shapiro has made a major contribution to that success," he continued, "and his track record as a leader, marketer and manager will assure the company's continuing commitment to growth."

Mr. Levy, a 3rd generation toy industry executive, started his career as President of Levy & Fryer, a leading toy rep company, and subsequently served as President of Gabriel Industries, Inc. and CBS Toys before retiring to pursue other business interests in 1980. He returned to the industry in 1993 as a member of Just Toys' Board of Directors.

Mr. Shapiro, who was named president in March 1995, joined the company the previous year as Managing Director of its Hong Kong operations, and subsequently relocated to New York headquarters as Executive Vice President. His 28 years in the toy industry began as Director of Planning and International Operations at Gabriel Industries. He then went on to become President of the Lakeside Games Division of Leisure Dynamics, Executive Vice President/General Manager and Chief Operating Officer of Wham-O, and Executive Vice President/General Manager of Imagineering.